Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

303-386-1193 or thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ACCELERATES PARTNERING ACTIVITIES AND SCALES BACK DISCOVERY RESEARCH TO EXTEND AVAILABLE CAPITAL

Boulder, Colo., (January 9, 2009) – Array BioPharma Inc. (NASDAQ: ARRY) today announced plans to accelerate partnering initiatives and scale back discovery research spending over the next 24 months to help ensure sustainable growth through the current uncertain capital market conditions.  During 2009, Array expects to reduce net cash used in operating activities from a planned approximately $30 million per quarter to approximately $20 million per quarter, before new partner or milestone payments. Array had $101 million in cash, cash equivalents and marketable securities on September 30, 2008 and received an additional $40 million in cash in December 2008 when Deerfield Capital funded the second draw under its credit facility with Array.

“We are putting in place multiple measures to allow our most promising programs in cancer, inflammation and diabetes to rapidly advance in clinical development,” said Robert E. Conway, Chief Executive Officer.  “It is important to conserve our cash resources during these difficult times for the financial markets and focus our efforts on advancing our clinical programs through proof-of-concept to maximize their value.”

Partnering Initiatives:  To obtain capital outside the financial markets, Array plans to accelerate partnering certain clinical development and preclinical programs. The company believes that it can secure approximately $80 million through new partnering deals and milestone payments from existing collaborations over the next 12 months.

R&D Optimization Program:  Array plans to focus clinical development resources on obtaining “partnerable” proof-of-concept data to support out-licensing and partnering activities.  In addition, Array will scale back its discovery and early research activities to the three most promising internal programs.  Array intends to continue to advance eight 100%-owned clinical development programs, and it anticipates generating proof-of-concept data on several programs in 2009 which it believes will create multiple partnering opportunities.

Operational Changes:   Array recently reduced its workforce by approximately 40 employees, representing 10% of the total Array workforce, as part of its efforts to conserve capital and focus its resources on its most advanced programs.  These reductions were primarily in discovery research and support positions.

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About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing or scaling back certain of our proprietary drug programs and for partnering certain clinical development programs; the potential to earn future milestone payments, license fees or royalty revenue, and the timing of the receipt of that revenue; and our expectations relating to net cash used in operating activities. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs; our ability to achieve and maintain profitability; the extent to which the pharmaceutical and biotechnology industries are willing and able to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to successfully generate proof-of-concept data to create partnering opportunities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management; and general business and economic conditions.  We are providing this information as of January 9, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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